UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2016

iCAD, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9341	02-0377419
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100

Nashua, NH 03062

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (603) 882-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 4, 2016, the Company entered into an employment agreement with Richard Christopher that provides for Mr. Christopher’s employment as the Company’s Chief Financial Officer for a term commencing on December 5, 2016 and expiring on December 31, 2019, subject to one-year renewals after the expiration of the term unless terminated by the Company or the Executive upon 90 days prior written notice, at an annual base salary of $285,000. The agreement also provides for Mr. Christopher to be eligible to receive during each employment year during the term of the Agreement an annual target incentive bonus (the “Incentive Bonus”) in each calendar year of an amount equal to 40% of his base salary then in effect (prorated for any partial year employment) if the Company achieves goals and objectives established by the Board.

Mr. Christopher is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance of $1,800. The employment agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Christopher for “good reason” (as all such terms are defined in the employment agreement), Mr. Christopher will receive an amount equal his base salary then in effect for eighteen months from the date of termination plus the pro rata portion of the Incentive Bonus, if any, earned in the employment year through the date of his termination as determined at the discretion of the Board. In addition, in such event any earned but unvested stock options and other equity awards granted by the Company will immediately vest and become exercisable. In the event that within six months of a “change in control”, either (i) Mr. Christopher is terminated by the Company without “cause” or (ii) he terminates the agreement for “good reason” (as all such terms are defined in the employment agreement), he will be entitled to receive his base salary then in effect for eighteen months from the date of termination plus any Incentive Bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to the employment agreement and as an inducement to his joining the Company, the Company agreed to grant to Mr. Christopher on the effective date of his employment with the Company (i) 50,000 time based restricted stock units which will vest ratably over a three-year period with one third vesting on each of the first, second and third year anniversary of the date of grant and (ii) performance based restricted stock units with a target award of 50,000 shares subject to the achievement by the Company of certain performance goals which will vest ratably over a three-year period with one third vesting on the initial date of determination that such shares were earned and one third vesting on each of the first and second year anniversary of the date earned.

The foregoing summary of Mr. Christopher’s Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such Employment Agreement, filed hereto as Exhibit 10.1, and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2016, the Company appointed Richard Christopher, age 46, as Chief Financial Officer effective as of December 5, 2016.

Since October 2015, Mr. Christopher has served as Chief Financial and Operating Officer of Caliber Imaging & Diagnostics, Inc., a medical technologies company that designs, develops and markets microscopes and other proprietary software. From March 2014 to October 2015, Mr. Christopher served as Chief Financial Officer of Caliber Imaging & Diagnostics, Inc. From December 2000 to April 2013, Mr. Christopher worked for Dusa Pharmaceuticals, Inc., a vertically integrated specialty dermatology company. During his time at Dusa Pharmaceuticals, Inc., Mr. Christopher served as Vice President, Financial Planning and Business Analysis, Vice President, Finance and Chief Financial Officer and Director of Financial Planning and Business Analysis. From April 1999 to December 2000, Mr. Christopher served as Senior Business Analyst and North American Cost Accounting Manager for Grace Construction Products, a unit of W.R. Grace & Co., which offers specialty construction chemicals and materials. From March 1996 to April 1999, Mr. Christopher served as Auditor, Internal Audit Department and Lead Financial Analyst for Boston Edison (now NSTAR) an electric transmission and distribution utility. From June 1990 to March 1996, Mr. Christopher served as Staff Auditor of the Internal Audit Division and Senior Cost Accountant of the Corporate Finance Division of Blue Cross and Blue Shield of Massachusetts, the state’s largest health care provider. Mr. Christopher graduated from Suffolk University with a Masters of Science Degree in Accounting and from Bentley College with a Bachelors of Science Degree in Finance.

The description of Mr. Christopher’s employment agreement in Item 1.01 of this Form 8-K is incorporated into this Item 5.02 by reference.

Item 8.01 Other Events.

On November 8, 2016, the Company issued a press release announcing the appointment of Mr. Christopher as Executive Vice President and Chief Financial Officer, effective December 5, 2016.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 referenced below is being furnished pursuant to Item 8.01, is not to be considered filed under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and shall not be incorporated by reference into any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act.

(d)	Exhibits

Exhibit 10.1 Employment Agreement dated November 4, 2016 between the Company and Richard Christopher.

Exhibit 99.1 Press Release of iCAD, Inc., dated November 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iCAD, INC.

Dated: November 10, 2016	/s/ Kenneth Ferry
Kenneth Ferry
Chief Executive Officer